Exhibit 99.1
For Immediate Release

Company Contact:	IR Agency Contact:
Investor Relations	Becky Herrick
408-952-8402	415-433-3777
investorrelations@raesystems.com	bherrick@lhai.com
RAE Systems Reports Second Quarter 2010 Results
Increased Second Quarter Revenue 17% Over 2009, Posts Profitable Second Quarter and
First Half, 2010
SAN JOSE, Calif. — August 4, 2010 —RAE Systems Inc. (NYSE AMEX: RAE), a leader in delivering innovative sensor solutions to serve industrial, energy, environmental, and government safety markets worldwide, reported financial results and business highlights for the second quarter and six months ended June 30, 2010.
Financial Results
For the second quarter of 2010, RAE Systems reported revenue of $23.3 million, an increase of 17% over the second quarter of 2009. In the second quarter of 2010, the Americas contributed 54% of total revenue, Asia contributed 30% and Europe contributed 16% of revenue. Gross margin for the second quarter was 59%, compared with 50% for the second quarter of 2009. Operating expenses for the second quarter of 2010 were $11.9 million, or 51% of revenue, compared with $11.9 million, or 60% of revenue, for the second quarter of 2009. The second quarter net income was $2.0 million, or $0.04 per share, compared with a net loss of $2.3 million, or $0.03 per share, for the second quarter of 2009.
For the six months ended June 30, 2010, revenue was $42.1 million, up from $39.0 million for the same period in 2009. The net income for the first half of 2010 was $1.6 million, or $0.03 per share, compared with a net loss of $3.2 million, or $0.05 per share, for the same period in 2009.
“We had strong first half revenue in the Americas due to demand for our products as a result of the Gulf of Mexico oil spill and from first responders, the military and other government agencies,” said Robert Chen, RAE Systems president and CEO. “Our improved gross margin performance

For Immediate Release
was primarily due to higher sales in the Americas and the Middle East, and an improved product mix that included increased sales of multi-gas products, sensors and accessories.”
“Although our first half revenue exceeded that of 2009 by nearly 8%, we are maintaining our full year 2010 revenue guidance of between $83 and $85 million, due to the weaker than expected revenue contribution from China. However, we now expect to generate a small profit for the year,” Chen commented.
In June, the company met with officials from the Department of Justice and the Securities and Exchange Commission to provide an update on the company’s compliance with the Foreign Corrupt Practices Act. The management team expects to have closure on this matter in the near future.
Business Highlights
In response to the Gulf of Mexico oil spill the company launched web based tools to instruct responders on the best gas detection methodology to use in a variety of situations, such as:
•	Protecting cleanup workers from exposure to toxic oil by-products

•	Monitoring decontamination of people, equipment and wildlife

•	Maintaining worker safety on off-shore oil rigs

•	Managing area monitoring on vessels and providing worker safety on supply ships

•	Area monitoring of the shoreline
These tools are useful not only to the company’s Gulf Coast customers, but to its energy and environmental management customers worldwide.
In public venue protection, the company won a contract to deliver wireless toxic gas and radiation monitors as part of the safety and public venue protection preparations for the 16th Annual Asian Games being held in Guangzhou, China, in November.
In the hazardous material management market, the company signed an agreement with Rosenbauer International AG, a large German manufacturer of fire trucks, to provide its AreaRAE wireless gas

For Immediate Release
and radiation sensor system for integration into Rosenbauer’s line of hazardous material response trucks.
About RAE Systems
RAE Systems is a leading global provider of rapidly deployable connected, intelligent gas detection systems that enable real-time safety and security threat detection. RAE Systems products are used in more than 95 countries by many of the world’s leading corporations and government agencies.
RAE Systems offers a full line of wirelessly enabled solutions including personal, hand-held, transportable, and fixed instruments designed to meet the needs of any usage scenario. Applications include energy production, refining, industrial and environmental safety, public venue safety and government first responder markets.
For more information about RAE Systems, please visit raesystems.com.
Safe Harbor Statement
This presentation may contain “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.
[Tables to Follow]

RAE Systems Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and par value data)
(unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$18,893	$18,528
Restricted cash	2,147	2,146
Trade notes receivable	1,667	2,039
Accounts receivable, net of allowances of $5,773 and $5,380, respectively	20,458	19,428
Accounts receivable from affiliate	209	322
Inventories	12,752	12,068
Prepaid expenses and other current assets	4,511	3,983
Income taxes receivable	—	659

Total current assets	60,637	59,173

Property and equipment, net	16,726	15,590
Intangible assets, net	1,984	2,428
Investments in unconsolidated affiliates	259	358
Other assets	477	1,325

Total assets	$80,083	$78,874

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,294	$6,454
Accounts payable to affiliate	37	92
Bank debt, current	5,492	4,026
Accrued liabilities	15,031	15,753
Notes payable to related parties, current	386	370
Income taxes payable	372	199
Deferred revenue, current	501	603

Total current liabilities	29,113	27,497

Deferred revenue, non-current	501	615
Deferred tax liabilities, non-current	108	156
Bank debt, non-current	—	1,463
Deferred gain on sale of real estate, non-current	4,126	4,444
Other long-term liabilities	863	781
Notes payable to related parties, non-current	356	363

Total liabilities	35,067	35,319

SHAREHOLDERS’ EQUITY:
Common stock, $0.001 par value, 200,000,000 shares authorized; 59,431,601 and 59,438,328 shares issued and outstanding, respectively	59	59
Additional paid-in capital	64,487	63,832
Accumulated other comprehensive income	6,276	6,844
Accumulated deficit	(30,097)	(31,706)

Total RAE Systems Inc. shareholders’ equity	40,725	39,029
Noncontrolling interest	4,291	4,526

Total shareholders’ equity	45,016	43,555

Total liabilities and shareholders’ equity	$80,083	$78,874

RAE Systems Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales	$23,300	$19,907	$42,095	$39,020
Cost of sales	9,453	10,039	18,059	19,822

Gross profit	13,847	9,868	24,036	19,198

Operating expenses:
Sales and marketing	5,199	4,849	9,857	9,231
Research and development	1,844	1,384	3,531	2,979
General and administrative	4,869	5,692	8,967	10,105

Total operating expenses	11,912	11,925	22,355	22,315

Operating income (loss)	1,935	(2,057)	1,681	(3,117)
Other income (expense):
Interest income	24	8	47	17
Interest expense	(18)	(90)	(69)	(235)
Other, net	45	53	99	(8)
Equity in loss of unconsolidated affiliate	(45)	(66)	(96)	(133)

Income (loss) before income taxes	1,941	(2,152)	1,662	(3,476)
Income tax expense	(159)	(401)	(288)	(360)

Net income (loss)	1,782	(2,553)	1,374	(3,836)
Net loss attributable to the noncontrolling interest	191	303	235	598

Net income (loss) attributable to RAE Systems Inc.	$1,973	$(2,250)	$1,609	$(3,238)

Basic net income (loss) per share	$0.04	$(0.03)	$0.03	$(0.05)

Diluted net income (loss) per share	$0.04	$(0.03)	$0.03	$(0.05)

Weighted-average common shares outstanding-Basic	59,411	59,359	59,408	59,351
Stock options and warrants	136	—	139	—

Weighted-average common shares outstanding-Diluted	59,547	59,359	59,547	59,351

The following table sets forth the components of our Condensed Consolidated Statements of Operations as a percentage of net sales:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales	100%	100%	100%	100%
Cost of sales	41%	50%	43%	51%

Gross profit	59%	50%	57%	49%

Operating expenses:
Sales and marketing	22%	24%	24%	24%
Research and development	8%	7%	8%	7%
General and administrative	21%	29%	21%	26%

Total operating expenses	51%	60%	53%	57%

Operating income (loss)	8%	-10%	4%	-8%
Other income (expense):
Interest income	0%	0%	0%	0%
Interest expense	0%	-1%	0%	-1%
Other, net	0%	0%	0%	0%
Equity in loss of unconsolidated affiliate	0%	0%	0%	0%

Income (loss) before income taxes	8%	-11%	4%	-9%
Income tax expense	-1%	-2%	-1%	-1%

Net income (loss)	7%	-13%	3%	-10%
Net loss attributable to the noncontrolling interest	1%	2%	1%	2%

Net income (loss) attributable to RAE Systems Inc.	8%	-11%	4%	-8%